Exhibit 4.22

[Letterhead of Purchaser of Separate Notes]

              [Pricing Date]

FairPoint Communications, Inc.
521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202

Ladies and Gentlemen:

        In connection with the offering (the "Offering") by FairPoint Communications, Inc. (the "Company") of (i) [    ] Income Deposit Securities ("IDSs") representing [    ] shares of the Company's common stock, par value $0.01 per share (the "Stock") and $[    ] million aggregate principal amount of the Company's [    ]% senior subordinated notes due 2019 (the "Notes") pursuant to the Underwriting Agreement, dated the date hereof, by and among the Company and CIBC World Markets, Inc., Deutsche Bank Securities Inc. and UBS Securities LLC and the other underwriters named therein and (ii) $[    ] million aggregate principal amount of Notes sold separately (not represented by IDSs) (the "Separate Notes") pursuant to the Underwriting Agreement, dated the date hereof, between the Company and CIBC World Markets, Inc., the undersigned confirms that he or she has the authority to purchase Separate Notes on behalf of the purchaser and further confirms that, to the best of his or her actual knowledge, but without any duty to perform any investigation with respect to such matters:

  (a)
  Neither the purchaser of any Separate Notes nor any entity, investment fund or account over which the undersigned exercises investment control (a "Controlled Account") is purchasing IDSs in the Offering or owns or has the contractual right to acquire equity securities of the Company (including securities which are convertible, exchangeable or exercisable into or for equity or equity-linked securities of the Company, collectively "Company Equity");

  (b)
  There is no plan or pre-arrangement by which (i) the purchaser or any Controlled Account will acquire any IDSs or Company Equity or (ii) Separate Notes being acquired by the purchaser will be or would be (after giving effect to any planned or pre-arranged transfers) owned, directly or indirectly by, any person who, directly or indirectly, owns IDSs or Company Equity;

  (c)
  There is no plan or pre-arrangement by which the purchaser will sell or transfer any of the Separate Notes being acquired by it (or any economic risk of loss in respect thereof) to the Company, any underwriter or any person who, directly or indirectly, owns IDSs or Company Equity; and

  (d)
  None of the underwriters exercise any investment discretion, directly or indirectly, over the purchaser's decision to purchase the Separate Notes.
Very truly yours,
[Name of Purchaser]
Name: Title: